EXHIBIT 5



                                  June 21, 1999



APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
7400 Excelsior Boulevard
Minneapolis, MN 55426

         Re: Registration Statement on Form S-2

Ladies and Gentlemen:

         We have acted as counsel for Appliance Recycling Centers of America, Inc., a Minnesota corporation (the "Company"), in connection with the preparation of the above-referenced registration statement (the "Registration Statement"), relating to the proposed offering from time to time under Rule 415 of up to 1,130,000 shares of the Company's common stock, without par value (the "Shares"), to be sold for the account of certain selling shareholders.

         As such counsel, we have examined and are familiar with such documents and corporate records of the Company as we have deemed necessary and appropriate for the purpose of rendering this opinion.

         Based upon the foregoing, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption "Legal Matters" included in the Prospectus contained within the Registration Statement.

                                      Very truly yours,

                                      MACKALL, CROUNSE & MOORE, PLC